UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2026

Amtech Systems, Inc.

(Exact name of Registrant as Specified in Its Charter)

Arizona	000-11412	86-0411215
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

58 S. River Drive, Suite 370
Tempe, Arizona		85288
(Address of principal executive offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (480) 967-5146

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	ASYS	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 24, 2026, the Board of Directors of Amtech Systems, Inc. (the “Company”) approved the appointment of Mr. Thomas Sabol as the Company’s Chief Financial Officer, effective May 14, 2026, reporting to the Chief Executive Officer of the Company. In this role, Mr. Sabol will also serve as the Company’s principal accounting officer and principal financial officer, effective as of the same date. Mr. Sabol will replace Mr. Mark Weaver, who was serving as Interim Chief Financial Officer until the Company hire a permanent Chief Financial Officer.

Mr. Sabol, age 67, has more than 30 years of senior financial leadership experience, including over 20 years as a chief financial officer of public and private companies, with significant experience in electronics manufacturing, electronic payments, software, and technology‑enabled businesses.

Mr. Sabol previously served as Interim Chief Financial Officer and Head of HR with Korn Ferry Executive Interim Services practice from August 2025 to May 2026. From May 2023 to May 2026, Mr. Sabol also served as a consultant to various companies, providing CFO and other support services. From October 2021 through March 2023, Mr. Sabol served as Chief Financial Officer of Corcentric Inc and from November 2019 through December 2020, Mr. Sabol served as Chief Financial Officer at Transact Campus Inc. From November 2016 through November 2019, Mr. Sabol served as Chief Financial Officer of Rimini Street, Inc., where he led the company through its initial public offering and managed SEC reporting, internal controls, and investor relations.

Earlier in his career, Mr. Sabol served at Plexus Corp., a publicly traded global electronic manufacturing services company, initially as Chief Financial Officer from 1996 through 2002 and subsequently as Chief Operating Officer and Executive Vice President from 2002 through 2003, during a period that included international expansion and multiple acquisitions.

Mr. Sabol began his career at Coopers & Lybrand, where he served as a Senior Audit Manager, including participation in several initial public offerings and service in the firm's SEC National Office. He is a Certified Public Accountant and holds a Bachelor of Arts in Accounting from Marquette University.

In connection with Mr. Sabol’s appointment, the Company entered into an offer letter with Mr. Sabol, dated April 17, 2026 (the “Offer Letter”). Under the terms of the Offer Letter, Mr. Sabol will receive an annual base salary of $350,000, and will be eligible to participate in the Company’s annual incentive bonus program with a target bonus of 50% of base salary (60% cash, 40% restricted stock). Mr. Sabol will also receive a grant of 45,000 stock options, subject to Board approval, vesting in three equal annual installments on the one year, two year and three year anniversary dates of the grant date. In the event of a Change in Control (as defined in the Offer Letter), Mr. Sabol will be entitled to cash severance equal to twelve months of base salary and 100% acceleration of unvested equity awards. Upon termination without Cause (as defined in the Offer Letter), Mr. Sabol is entitled to three months of base salary. Mr. Sabol’s Offer Letter is an at-will arrangement. The foregoing description of the Offer Letter is qualified in its entirety by reference to the full text of the letter, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

There are no arrangements or understandings between Mr. Sabol and any other person pursuant to which Mr. Sabol was appointed Chief Financial Officer. Mr. Sabol has no family relationship with any director or other executive officer of the Company, and has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Offer Letter between the Company and Thomas Sabol, dated April 17, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMTECH SYSTEMS, INC.

Date:	April 30, 2026	By:	/s/ Robert C. Daigle
Name: Robert C. Daigle Title: Chief Executive Officer